================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AUGUST 5, 2002
                Date of Report (Date of earliest event reported)

                        MANTECH INTERNATIONAL CORPORATION

               (Exact Name of Registrant as Specified in Charter)


          Delaware                        000-49604                         22-1852179
----------------------------       ------------------------      ---------------------------------
(State or Other Jurisdiction       (Commission File Number)      (IRS Employer Identification No.)
      of Incorporation)


                  12015 Lee Jackson Highway, Fairfax, VA 22033
                  --------------------------------------------
                    (Address of principal executive offices)

                                 (703) 218-6000
              (Registrant's telephone number, including area code)

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

As previously reported on Form 8-K filed with the Securities and Exchange Commission on August 20, 2002, on August 5, 2002, ManTech International Corporation, a Delaware corporation ("ManTech"), announced that its acquisition by way of merger of Aegis Research Corporation had closed. As a result of the merger, Aegis Research Corporation became a wholly owned subsidiary of ManTech. This Form 8-K/A is being filed for the purpose of providing the required financial statements and pro forma financial information.

Under the terms of the merger agreement by and among Aegis Research Corporation, ManTech Beta Corporation, ManTech International Corporation, and Citibank, N.A., as Escrow Agent, ManTech Beta Corporation, a newly formed subsidiary of ManTech International Corporation, merged with and into Aegis Research Corporation, with Aegis Research Corporation surviving the merger as a wholly owned subsidiary of ManTech International Corporation operating under the new name ManTech Aegis Research Corporation. The consideration for the shareholders to consent to the merger was a purchase price of approximately $69.1 million in cash. ManTech International Corporation funded the acquisition using proceeds from its initial public offering completed in February 2002. The purchase price was determined based on arm's length negotiations among the parties. Aegis Research Corporation, based in Falls Church, VA., is a leading provider of secrecy management and enterprise security services for key customers in the Department of Defense and intelligence community.

The summary of the transaction described above is qualified by reference to the Agreement and Plan of Merger, by and among Aegis Research Corporation, ManTech Beta Corporation, ManTech International Corporation, and Citibank, N.A., as Escrow Agent, dated July 1, 2002, the press release dated July 1, 2002, regarding the signing of the transaction and the press release dated August 5, 2002, regarding the closing of the transaction, all of which are incorporated herein by reference to the Company's Form 8-K filed on August 20, 2002.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) Financial Statements of Business Acquired.

The following financial statements omitted from the Current Report on Form 8-K dated August 5, 2002 in reliance upon Item 7 (a)(4) of Form 8-K are filed herewith.

        Financial Statements of Aegis Research Corporation ("Aegis") as of
         December 31, 2001, and June 30, 2002 and 2001 (unaudited):
        Report of Independent Auditors
        Balance Sheets
        Statements of Income
        Statements of Shareholders' Equity
        Statements of Cash Flows
        Notes to Financial Statements

(b) Pro Forma Financial Information.

The following pro forma financial information omitted from the Current Report on Form 8-K dated August 5, 2002 in reliance upon Item 7 (b)(2) of Form 8-K are filed herewith.

        Unaudited Pro Forma Condensed Consolidated Financial Statements of
         ManTech:
        Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2002
        Pro Forma Condensed Consolidated Statement of Income for the fiscal year ended December 31, 2001
        Pro Forma Condensed Consolidated Statement of Income for the six months ended June 30, 2002
        Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(c) Exhibits

2.1 *Agreement and Plan of Merger, by and among Aegis Research Corporation, ManTech Beta Corporation, ManTech International Corporation, and Citibank, N.A., as Escrow Agent, dated July 1, 2002. Pursuant to Item 601(b)(2) of Regulation S- K, the exhibits and schedules to the Agreement and Plan of Merger are omitted. A list of such exhibits and schedules appears in the table of contents to the Agreement and Plan of Merger.

99.1 *Press Release regarding the signing of the Agreement and Plan of Merger dated July 1, 2002.

99.2    *Press Release regarding completion of the acquisition dated
        August 5, 2002.

*Incorporated by reference to ManTech's Current Report on Form 8-K dated August 5, 2002 filed on August 20, 2002.

                           Aegis Research Corporation
                              Financial Statements

                 As of and for the year ended December 31, 2001



                                    Contents


  Report of Independent Auditors                                          1

  Financial Statements

  Balance Sheets                                                          2
  Statements of Income                                                    3
  Statements of Shareholders' Equity                                      4
  Statements of Cash Flows                                                5
  Notes to Financial Statements                                           6

                         Report of Independent Auditors

Sole Director
Aegis Research Corporation
Falls Church, Virginia

We have audited the accompanying balance sheet of Aegis Research Corporation (the Company) as of December 31, 2001, and the related statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Research Corporation at December 31, 2001, and the results of its operations and its cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ Ernst & Young LLP


March 29, 2002

                           Aegis Research Corporation
                                 Balance Sheets
                            (In Thousands of Dollars)

                                                                                December 31,        June 30,
                                                                                   2001               2002
                                                                                -----------         --------
                                                                                               (unaudited-Note 1)
Assets
Current assets
   Cash and cash equivalents (Note 1)                                              $   118          $ 1,894
   Accounts receivable (Note 2)                                                     16,369           10,740
   Note receivable from shareholder (Note 9)                                         1,500            1,725
   Investments - short-term (Notes 1 and 3)                                            501              600
   Prepaid expenses                                                                    477              180
   Other current assets                                                                266              323
                                                                                   -------          -------
Total current assets                                                                19,231           15,462

Property and equipment (Note 1)
   Furniture and fixtures                                                              137              137
   Office equipment and software                                                       806            1,209
   Leasehold improvements                                                              622              656
                                                                                   -------          -------
                                                                                     1,565            2,002
   Less accumulated depreciation and amortization                                     (494)            (654)
                                                                                   -------          -------
Net property and equipment                                                           1,071            1,348

Long-term investments (Notes 1, 3 and 8)                                             2,208            2,072
Deposits                                                                               108              113
                                                                                   -------          -------
Total assets                                                                       $22,618          $18,995
                                                                                   =======          =======

Liabilities and shareholders' equity
Current liabilities
   Line of credit (Note 4)                                                         $ 4,497          $     -
   Accounts payable                                                                  1,479              622
   Accrued compensation and related taxes (Note 8)                                   2,568            3,419
   Accrued profit-sharing plan (Note 8)                                                628                5
   Dividends payable for income taxes (Notes 1 and 5)                                5,770            6,150
                                                                                   -------          -------
Total current liabilities                                                           14,942           10,196

Long-term liabilities (Note 8)                                                       1,452            1,418

Shareholders' equity
   Class A voting common stock, $0.01 par value, 750,000 shares authorized,
     issued and outstanding at December 31, 2001 and June 30, 2002 (unaudited)           8                8
   Class B nonvoting common stock, $0.01 par value, 350,000 shares authorized, 156,750 and 158,250 shares issued and outstanding at
     December 31, 2001 and June 30, 2002 (unaudited), respectively                       2                2
   Capital in excess of par value                                                      471              479
   Retained earnings                                                                 5,743            6,892
                                                                                   -------          -------
Total shareholders' equity                                                           6,224            7,381
                                                                                   -------          -------
Total liabilities and shareholders' equity                                         $22,618          $18,995
                                                                                   =======          =======

See accompanying notes.

                           Aegis Research Corporation
                              Statements of Income
                (In Thousands of Dollars, Except per Share Data)

                                                     Year Ended       Six Months Ended
                                                    December 31,          June 30,
                                                        2001         2002          2001
                                                        ----         ----          ----
                                                                     (unaudited-Note 1)
Revenues (Note 1)                                     $ 51,369     $ 27,539     $ 24,044

Direct costs                                            29,831       14,507       14,018
Indirect and G&A expenses                               18,120       10,793        8,516
                                                      --------     --------     --------

Total expenses                                          47,951       25,300       22,534
                                                      --------     --------     --------

Operating Income                                         3,418        2,239        1,510

Other income and expense
 Interest income                                           223          103           93
 Interest expense                                         (227)         (45)        (182)
                                                      --------     --------     --------

Net income                                            $  3,414     $  2,297     $  1,421
                                                      ========     ========     ========

Net income as reported above                          $  3,414     $  2,297     $  1,421

Pro forma adjustment
 Dividends payable provision for income taxes
  (Notes 1 and 5)                                       (1,707)      (1,148)        (710)
                                                      --------     --------     --------
Pro forma net income                                  $  1,707     $  1,149     $    711
                                                      ========     ========     ========

Basic earnings per share (Note 7)
 Net income before pro forma adjustment               $   3.79     $   2.53     $   1.59
 Pro forma adjustment                                    (1.89)       (1.26)       (0.79)
                                                      --------     --------     --------
 Pro forma net income                                 $   1.90     $   1.27     $   0.80
                                                      --------     --------     --------

Diluted earnings per share (Note 7)
 Net income before pro forma adjustment               $   3.65     $   2.42     $   1.53
 Pro forma adjustment                                    (1.82)       (1.21)       (0.76)
                                                      --------     --------     --------
 Pro forma net income                                 $   1.83     $   1.21     $   0.77
                                                      --------     --------     --------

See accompanying notes.

                           Aegis Research Corporation
                       Statements of Shareholders' Equity
                  (In Thousands of Dollars, Except Share Data)

                                                                                             Capital in
                                                   Class A Common       Class B Common       Excess of     Retained
                                                  Shares     Amount    Shares      Amount    Par Value     Earnings     Total
                                                  ------     ------    ------      ------    ---------     --------     -----
Balance at December 31, 2000                      750,000      $8      140,050       $2        $397        $ 4,036     $ 4,443
 Stock issuance--Class B Common                         -       -       17,050        -          85              -          85
 Stock repurchase--Class B Common                       -       -         (350)       -          (2)             -          (2)
 Stock option repurchase--Class B Common                -       -            -        -          (9)             -          (9)
 Dividends payable for income taxes (Note 5)            -       -            -        -           -         (1,707)     (1,707)
 Net income for the year ended
  December 31, 2001                                     -       -            -        -           -          3,414       3,414
                                                  -------       -      -------        -        ----        -------     -------
Balance at December 31, 2001                      750,000       8      156,750        2         471          5,743       6,224
 Stock issuance--Class B Common                         -       -        2,000        -          14              -          14
 Stock repurchase--Class B Common                       -       -         (500)       -          (3)             -          (3)
 Stock option repurchase--Class B Common                -       -            -        -          (3)             -          (3)
 Dividends payable for income taxes (Note 5)            -       -            -        -           -         (1,148)     (1,148)
 Net income for the six months ended
  June 30, 2002                                         -       -            -        -           -          2,297       2,297
                                                  -------       -      -------        -        ----        -------     -------
Balance at June 30, 2002 (unaudited)              750,000      $8      158,250       $2        $479        $ 6,892     $ 7,381
                                                  =======       =      =======        =        ====        =======     =======

See accompanying notes.

                           Aegis Research Corporation
                            Statements of Cash Flows
                            (In Thousands of Dollars)


                                                                  Year Ended        Six Months Ended
                                                                 December 31,           June 30,
                                                                     2001          2002           2001
                                                                     ----          ----           ----
                                                                                       (unaudited)
Operating activities
Net income                                                         $  3,414      $  2,297       $  1,421
Adjustments to reconcile net income to net cash and cash
   equivalents provided by operating activities:
     Depreciation and amortization                                      275           210            107
     Changes in assets and liabilities:
       Accounts receivable                                           (2,132)        5,250            932
       Prepaid expenses                                                (388)          298           (201)
       Deposits and other current assets                                (76)          (61)           (54)
       Accounts payable and accrued expenses                            787        (1,397)          (190)
       Long-term liabilities                                            534           (34)           130
                                                                   --------      --------       --------
Net cash and cash equivalents provided by operating
    activities                                                        2,414         6,563          2,145

Investing activities
Note receivable from shareholder                                       (496)         (225)             4
Net acquisition of property and equipment                              (496)         (108)          (208)
Purchase of investments                                                (550)          (65)          (148)
Maturities of investments                                               500           100            200
                                                                   --------      --------       --------
Net cash and cash equivalents used in investing activities           (1,042)         (298)          (152)


Financing activities
Proceeds from line of credit and notes payable                       17,568        17,734         13,588
Principal payments on line of credit and notes payable              (19,123)      (22,231)       (15,868)
Net proceeds from issuance of capital stock                              85            14             73
Payments for repurchase of capital stock                                (11)           (6)            (4)
Dividends paid to shareholders                                            -             -              -
                                                                   --------      --------       --------
Net cash used in financing activities                                (1,481)       (4,489)        (2,211)
                                                                   --------      --------       --------

Net change in cash and cash equivalents                                (109)        1,776           (218)

Cash and cash equivalents at beginning of period                        227           118            227
                                                                   --------      --------       --------

Cash and cash equivalents at end of period                         $    118      $  1,894       $      9
                                                                   ========      ========       ========

Supplemental disclosures of cash flow information
Cash paid during the period for:
   Interest                                                        $    227      $     45       $    182
                                                                   ========      ========       ========
   Dividend distributions for income taxes payable                 $     89      $    303       $     89
                                                                   ========      ========       ========


See accompanying notes.

                           Aegis Research Corporation
                          Notes to Financial Statements
                (In Thousands of Dollars, Except per Share Data)


1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The Company provides comprehensive strategy, protection planning and professional technical services for the federal national security community, state and local governments, and United States corporations. Client support is focused on information operations, information protection, risk management, intelligence, space operations support, mission visualization and modeling, mission decision aids development, information systems, security operations support, and training.

The financial information presented as of the dates other than December 31, 2001 has been prepared from the books and records without audit. In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 2002, and the results of its operations and cash flows for the periods ended June 30, 2002 and 2001. The results of operations are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

Revenue Recognition

The Company provides engineering and consulting services to the United States government, primarily the military, on a contractual basis. Revenues on cost-plus-fee contracts are recognized to the extent of costs incurred plus a proportionate amount of fees earned. Revenues on time-and-materials contracts are recognized to the extent of billable rates times hours delivered plus other direct costs. Revenues on fixed-price contracts are recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated contract losses are recognized as soon as they become known and estimable.

Significant Customers

During the year ended December 31, 2001 and six months ended June 30, 2002, a significant percentage of Company revenues were derived from two customers. One of these customers comprises greater than 29% of revenues for both periods, and the other approximately 11% and 9%, respectively, of revenues for the year ended December 31, 2001 and six months ended June 30, 2002 (unaudited).

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Investments

Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income.

Accounting for Stock Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25) and provides the pro forma disclosures pursuant to Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (SFAS
123).

Property and Equipment

Property and equipment are stated at cost and are depreciated over their estimated useful lives of five years using the straight-line method. Effective January 1, 2000, the Company adopted Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP No. 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. These costs are included in the software balance and amortized over a seven-year period. All other software is depreciated over three years using the straight-line method. Leasehold improvements are amortized over the terms of the related leases using the straight-line method.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the associated amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Income Taxes

The Company elected S Corporation status in January 1987, and as such, is not taxed at the corporate level. Consequently, no provision for income tax is recorded in the accompanying financial statements. All income, losses, and tax credits flow through to the individual shareholders of the Company and are taxed at that level.

The Board of Directors has determined that the Company would declare and pay a dividend to the shareholders approximately equal to the taxes payable by them on the current and future taxable income of the Corporation. Therefore, dividends payable for tax liabilities have been recognized for the future tax consequences attributable to taxes currently due and differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

2. Revenue and Accounts Receivable

The majority of the Company's revenues resulted from contracts with the United States government. The components of receivables are as follows:

                                                       December 31,    June 30,
                                                           2001          2002
                                                           ----          ----
                                                                     (unaudited)

          Amounts billed                                 $ 9,927       $ 5,645
          Amounts currently billable                       5,300         4,574
          Other unbillable amounts                         1,258           942
          Reserves                                          (116)         (421)
                                                         -------       -------
                                                         $16,369       $10,740
                                                         =======       =======

In general, the reserves are for any potential adjustments arising from future government audits and contract-related items.

3. Investments

The Company purchased U.S. Treasury Notes in 2001 and 2002, all of which are classified as held-to-maturity securities. The following is a summary of those investments:


                                                           Gross
                                                         Unrealized
                                                           Gains/      Estimated
          U.S. Treasury Notes                 Cost        (Losses)    Fair Value
          -------------------                 ----        --------    ----------

          December 31, 2001                  $1,257         $41         $1,298

          June 30, 2002 (unaudited)          $1,251         $35         $1,286


The amortized cost and estimated fair value of debt securities, as determined by outside market sources, at December 31, 2001 and June 30, 2002, by contractual maturity, are shown below:


                                                              December 31, 2001
                                                                      Estimated
                                                              Cost   Fair Value
                                                              ----   ----------
          Due in one year or less                           $  501     $  513
          Due after one year through three years               756        785
          Due after three years through five years               -          -
                                                            ------     ------
                                                            $1,257     $1,298
                                                            ======     ======

                                                                June 30, 2002
                                                                (unaudited)
                                                                      Estimated
                                                              Cost   Fair Value
                                                              ----   ----------
          Due in one year or less                           $  600     $  611
          Due after one year through three years               554        577
          Due after three years through five years              97         98
                                                            ------     ------
                                                            $1,251     $1,286
                                                            ======     ======

4. Line of Credit

The Company has available a line of credit which provides for advances based upon a borrowing base, limited to percentages of eligible receivables as defined in the line of credit agreement. Effective December 31, 2001, the maximum borrowing base was $10.0 million. The line is scheduled to decrease to $6.0 million in April 2002. The interest rate per annum applicable to the line of credit is based upon the Federal Funds Rate. As of December 31, 2001 and June 30, 2002, the rate was 4.27% and 4.48% (unaudited), respectively. The line of credit is secured by substantially all assets of the Company.

Under the terms of the line of credit, the Company is required to maintain certain financial ratios relating to tangible net worth. The Company was in compliance with the financial covenants of the line of credit at December 31, 2001 and June 30, 2002 (unaudited).

5. Dividends Payable for Income Taxes

The Company will make dividend distributions to the shareholders for income taxes payable currently and in the future on the taxable income of the Company. Therefore, the financial statements reflect the dividends payable provision for income taxes as if the Company was accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. In addition, the pro forma effect of the dividends payable provision for income taxes has been presented on the face of the financial statements and the significant components of the provision attributable to continuing operations are detailed below. The income tax rates used reflect the maximum rate that would be paid by the shareholders on distribution of profits.

The dividends payable for income taxes would include the following:

                                                                         Six Months
                                                           Year Ended       Ended
                                                           December 31,    June 30,
                                                             2001            2002
                                                             ----            ----
                                                                         (unaudited)
      Current:
        Federal                                             $  686          $3,556
        State                                                   85             440
                                                            ------          ------
      Total current dividends payable for income taxes         771           3,996
      Deferred:
        Federal                                                833          (2,534)
        State                                                  103            (314)
                                                            ------          ------
      Total deferred dividends payable for income taxes        936          (2,848)
                                                            ------          ------
                                                            $1,707          $1,148
                                                            ======          ======

The deferred income tax provisions include the following source and tax effect timing differences:

                                                                        Six Months
                                                           Year Ended      Ended
                                                           December 31,   June 30,
                                                             2001           2002
                                                             ----           ----
                                                                        (unaudited)
      Accrual to cash conversion                            $  907      ($  2,862)
      Depreciation and amortization                             29             14
                                                            ------       --------
      Total deferred dividends payable for income taxes     $  936      ($  2,848)
                                                            ======       ========

The dividend payable for income taxes varies from the amount of income taxes determined by applying the maximum U.S. federal income tax effective rates to income before taxes as follows:

                                                                                      Six Months
                                                                       Year Ended        Ended
                                                                      December 31,     June 30,
                                                                          2001           2002
                                                                          ----           ----
                                                                                      (unaudited)
      Maximum effective federal income tax rates                            42%            42%
      State income tax, net of federal income tax benefit                    3              3
      Other taxes                                                            5              5
                                                                          ----           ----
      Effective tax rate                                                    50%            50%
                                                                          ====           ====

Significant components of the dividends payable for income taxes are as follows:

                                                                   December 31,      June 30,
                                                                       2001            2002
                                                                       ----           ----
                                                                                   (unaudited)
      Accrual to cash conversion                                     $5,891          $6,279
      Depreciation and amortization                                    (121)           (129)
                                                                     ------          ------
      Total deferred dividends payable for income taxes              $5,770          $6,150
                                                                     ======          ======

6. Common Stock

The Company has two classes of common stock, Class A common stock and Class B common stock. All voting rights are vested exclusively in the Class A common stock (except to the extent required by law). As of December 2001, authorized shares for Class A common stock and Class B common stock were 750,000 shares and 350,000 shares, respectively. On March 15, 2002, the Company increased the authorized shares for Class B common stock to 500,000 shares. A portion of the common stock is subject to a Share Repurchase Agreement, providing the Company the option to repurchase stock from terminating employees.

The Company has two nonqualified Employee Stock Option Plans, one for employees and one for consultants. Under the Plans, 315,000 shares of non-voting Class B Common Stock, $0.01 par value per share, are reserved for issuance. The option price per share is determined by the Board of Directors, but shall be no less than fair value on the date of the latest audited financial statements. When the options are exercisable depends upon the tax basis of the Company at date of grant. If the Company is an S Corporation, options are first exercisable on the eighth (8th) anniversary of grant date. If the Company becomes a C Corporation, options are first exercisable on the fifth (5th) anniversary. Options surrendered, lapsed, expired, forfeited, or terminated are available for option again.

Option activity is summarized as follows:

                                                                                              Weighted-
                                                       Number of        Option Price        Average Price
                                                       of Shares          Per Share           Per Share
                                                       ---------          ---------           ---------
      Shares under option, December 31, 2000            126,240         ($2.00-$4.45)           $3.01

      Options granted                                    44,760          $4.57-$4.99            $4.96
      Options forfeited                                  (8,050)        ($2.00-$4.99)           $3.63
                                                        -------

      Shares under option, December 31, 2001            162,950          $2.00-$4.99            $3.50
                                                        =======

      Options vested December 31, 2001                  131,480          $2.00-4.99             $3.29
                                                        =======

Option activity is summarized by price range as set forth below at December 31, 2001:

                                                                 Weighted-
                                                                  Average
                                             Weighted-           Remaining
                           Number of          Average        Contractual Life
        Exercise Price      Shares        Exercise Price          (years)
        --------------      ------        --------------          -------

         $2.00-2.70         53,040            $2.04                 3.07
         $3.39-3.50         50,310            $3.50                 5.30
         $4.20-4.99         59,600            $4.80                 8.76
                           -------
                           162,950
                           =======

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) establishes financial accounting and reporting standards for stock-based compensation plans and for transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees. The accounting standards prescribed by SFAS 123 are optional, and the Company has elected to continue to follow APB 25. Had the Company adopted SFAS 123, net income would have decreased by approximately $86, and basic and diluted earnings per share would have decreased by approximately $0.09 per share for the year ended December 31, 2001.

7. Earnings Per Share

Basic and diluted earnings per share for the year ended December 31, 2001 and the six months ended June 30, 2002 and 2001 are computed based on net earnings. For these years, the weighted average number of common shares outstanding during each year was used in the calculation of basic earnings per share, and this number of shares was increased by the effects of dilutive stock options based on the treasury stock method in the calculation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:

                                                                       December 31,               June 30,
                                                                          2001            2002               2001
                                                                          ----            ----               ----
                                                                                                (unaudited)
          Numerator for basic earnings per share:
            Net income                                                 $  3,414         $  2,297           $  1,421
          Dividends payable provision for income taxes
            (Note 5)                                                     (1,707)          (1,149)              (710)
                                                                       --------         --------           --------
          Pro forma net income                                         $  1,707         $  1,148           $    711
                                                                       ========         ========           ========

          Denominator for basic earnings per share:
            Weighted-average shares outstanding                         900,247          907,772            893,894
            Dilutive stock options--based on the treasury
              stock method                                               33,900           40,095             35,386
                                                                       --------         --------           --------
            Denominator for diluted earnings per share--
              adjusted weighted-average shares and
              assumed conversions                                       934,147          947,867            929,280
                                                                       ========         ========           ========

                                                              December 31,        June 30,
                                                                  2001         2002      2001
                                                                  ----         ----      ----
                                                                                 (unaudited)
              Basic earnings per share:
                Net income before pro forma adjustment           $ 3.79      $ 2.53    $  1.59
                Pro forma adjustment                              (1.89)      (1.26)     (0.79)
                                                                 ------      ------    -------
                Pro forma net income                             $ 1.90      $ 1.27    $  0.80
                                                                 ======      ======    =======
              Diluted earnings per share:
                Net income before pro forma adjustment           $ 3.65      $ 2.42    $  1.53
                Pro forma adjustment                              (1.82)      (1.21)     (0.76)
                                                                 ------      ------    -------
                Pro forma net income                             $ 1.83      $ 1.21    $  0.77
                                                                 ======      ======    =======

8. Commitments, Contingencies and Other

Government Audits

Substantially all payments to the Company on contracts are provisional payments which are subject to adjustment upon audit by the United States government. Audits through 1996 were completed as of the date of this report. Audits for 1997, 1998 and 1999 were closed subsequent to the issuance of this report without material adjustment (unaudited). Audits for 2000 and subsequent years are not expected to result in material adjustments.

Leases

The Company has entered into lease agreements for office space and personal property. The lease agreements for office space include escalation clauses, which allow increased operating costs to be passed through to the Company. Future minimum payments, by year and in the aggregate, under noncancellable operating leases with remaining terms are as follows at December 31, 2001:

               2002                                $ 2,077
               2003                                  1,736
               2004                                  1,444
               2005                                  1,280
               2006                                  1,216
               Thereafter                            3,990
                                                   -------
               Total minimum lease payments        $11,743
                                                   =======

Rent expense for operating leases was $2,460 and $1,029 (unaudited) for the year ended December 31, 2001 and six months ended June 30, 2002, respectively.

Deferred Compensation Plan

The Company established a deferred compensation plan for key employees effective December 1997. The plan receives no employer contributions and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of highly compensated management personnel. Under the terms of the deferred compensation plan, employees may elect to defer payment of all or a portion of their salaries and incentive bonuses until retirement or termination of employment with the Company. At December 31, 2001 and June 30, 2002, the investment in this plan totaled $1,452 and $1,421 (unaudited), respectively, and is included in long-term investments. The corresponding liability totaled $1,452 and $1,418 (unaudited), respectively, and is classified in long-term liabilities.

Profit-Sharing Plan

The Company established a qualified 401(k) profit-sharing plan in 1992. Employees become eligible to participate in this Plan upon attainment of age 21. Eligible employees may defer a portion of their salary. At the discretion of the Company, the Company may contribute to the plan. During 2001 and 2002 (unaudited), the Company approved a matching contribution up to 75% of the first $4 of eligible employees' deferrals.

In addition, the Company also made a discretionary profit-sharing contribution to all employees for 2001 and 2002 (unaudited). To share in the Company's profit-sharing contributions, employees must complete a certain number of hours of service within the Plan year and must be employed on the last day of the Plan year. Contributions were approximately $1,615 for the year ended December 31, 2001 and $708 (unaudited) for the six months ended June 30, 2002. Employees participating in the plan vest at 20% per year based on completion of a certain number of hours of service within the Plan year.

Self-Insurance

The Company is self-insured for a portion of its health insurance and has an excess reimbursement policy to cover individual and aggregate claims over certain limits.

Contingencies

During the ordinary course of business, the Company has been and is likely to be involved in legal or administrative proceedings. It is management's opinion that the resolution of any such proceedings will not have a material adverse effect on the Company's financial condition and results of operations.

9.  Related Party Transactions

During 2002, 2001 and 2000, the Company advanced $225 (unaudited), $500 and $1,000, respectively, to the President of the Company, which accrued interest at 10.5% through October 9, 2001 and 7.5% thereafter, and is due on demand. The Company leased artwork from its Corporate Secretary, who is the spouse of the President, during 2001 and 2002. Rental expense was $10 and $5 (unaudited) for the year ended December 31, 2001 and six months ended June 30, 2002, respectively.

In 2001, the Company purchased all of the fixed assets of MindSim Corporation in exchange for settlement of an outstanding note plus interest valued at $180. These assets will be used by the Company in normal operations.

10. Subsequent Event

In January 2002, the Company purchased substantially all of the remaining assets of MindSim Corporation in exchange for the forgiveness of outstanding receivables of approximately $380.

11. Event Unaudited Subsequent to Date of Independent Auditor's Report

On August 5, 2002, ManTech International Corporation acquired the Company for approximately $69.1 million in cash.

                        ManTech International Corporation
         Unaudited Pro Forma Condensed Consolidated Financial Statements

On August 5, 2002, ManTech International Corporation ("ManTech" or the "Company") acquired Aegis Research Corporation ("Aegis") for approximately $69.1 million in cash. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 and the unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to the Company's purchase of Aegis. The acquisition has been accounted for using purchase price accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

The pro forma condensed consolidated balance sheet presents the financial position of the Company as if the acquisition of Aegis occurred on June 30, 2002. The pro forma condensed consolidated statements of income have been prepared as if the acquisition occurred on January 1, 2001.

These pro forma condensed consolidated financial statements, which have been prepared in accordance with rules prescribed by Article 11 of Regulation S-X, are provided for informational purposes only and are not necessarily indicative of the past or future results of operations or financial position of the Company.

This information should be read in conjunction with the previously filed Current Report on Form 8-K, dated August 5, 2002, the previously filed historical consolidated financial statements and accompanying notes of the Company, contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and its Report on Form 10-Q for the six months ended June 30, 2002, and in conjunction with the historical financial statements and accompanying notes of Aegis included in this Report on Form 8-K/A.

                        ManTech International Corporation
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                 (In Thousands)

                                                ManTech            Aegis
                                             International       Research
                                              Corporation       Corporation       Pro Forma              Pro Forma
                                             June 30, 2002     June 30, 2002     Adjustments           June 30, 2002
                                             -------------     -------------     -----------           -------------
CURRENT ASSETS:
 Cash and cash equivalents                      $ 84,916          $ 1,894         $ (1,894)     A         $ 15,653
                                                                                   (69,263)     B
 Receivables - net                               102,440           10,741                -                 113,181
 Investments                                           -              600             (600)     A                -
 Prepaid expenses and other                        7,732            2,227           (1,931)     C            8,028
 Assets held for sale                             19,590                -                -                  19,590
                                                --------          -------         --------                --------

  Total current assets                           214,678           15,462          (73,688)                156,452

Property and equipment - net                       7,933            1,022                -                   8,955
Goodwill                                           7,871                -           60,811      B           68,682
Other intangibles                                  2,804              326                -                   3,130
Investments                                        7,983              651             (651)     A            7,983
Employee supplemental savings plan assets          8,266            1,421           (1,421)     D            8,266
Other assets                                       5,360              113                -                   5,473
                                                --------          -------         --------                --------

TOTAL ASSETS                                    $254,895          $18,995         $(14,949)               $258,941
                                                ========          =======         ========                ========

CURRENT LIABILITIES:
 Accounts payable and accrued expenses          $ 23,936          $   432         $      -                  24,368
 Accrued salaries and related expenses            17,967            3,614                -                  21,581
 Deferred income taxes                             8,309                -                -                   8,309
 Billings in excess of revenue earned              2,962                -                -                   2,962
 Liabilities held for sale                        12,510                -                -                  12,510
                                                --------          -------         --------                --------

  Total current liabilities                       65,684            4,046                -                  69,730

Debt - net of current portion                     26,104                -                -                  26,104
Deferred rent                                        276                -                -                     276
Accrued retirement                                 9,650            1,418           (1,418)     D            9,650
Deferred income taxes                              9,626                -                -                   9,626
Minority interest                                     44                -                -                      44
                                                --------          -------         --------                --------

TOTAL LIABILITIES                                111,384            5,464           (1,418)                115,430
                                                --------          -------         --------                --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Common stock, Class A                               249                8               (8)     B              249
 Common stock, Class B                                15                2               (2)     B               15
 Common stock, Class C                                 -                -                -                       -
Additional paid in capital                       113,930              479             (479)     B          113,930
Retained earnings                                 31,126           13,042          (13,042)     B           31,126
Accumulated other comprehensive loss              (1,809)               -                -                  (1,809)
Deferred Compensation                                640                -                -                     640
Treasury stock - at cost                            (640)               -                -                    (640)
                                                --------          -------         --------                --------

  Total stockholders' equity                     143,511           13,531          (13,531)                143,511
                                                --------          -------         --------                --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $254,895          $18,995         $(14,949)               $258,941
                                                ========          =======         ========                ========

                        ManTech International Corporation
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                 (Dollars in Thousands Except Per Share Amounts)

                                                      ManTech          Aegis
                                                   International     Research
                                                    Corporation     Corporation                        Pro Forma
                                                    Year Ended      Year Ended                        Year Ended
                                                   December 31,    December 31,      Pro Forma       December 31,
                                                       2001            2001         Adjustments          2001
                                                       ----            ----         -----------          ----
REVENUES                                          $   431,436      $    51,369       $        -      $   482,805
COST OF SERVICES                                      353,337           43,484                -          396,821
                                                  -----------      -----------       ----------      -----------

     GROSS PROFIT                                      78,099            7,885                -           85,984

COSTS AND EXPENSES:
   General and administrative                          44,787            4,549                -           49,336
   Depreciation and amortization                        3,262               86                -            3,348
                                                  -----------      -----------       ----------      -----------

     Total costs and expenses                          48,049            4,635                -           52,684
                                                  -----------      -----------       ----------      -----------

INCOME FROM OPERATIONS                                 30,050            3,250                -           33,300

Interest expense                                        2,922                4            1,402    E       4,328
Other income                                           (1,202)            (168)               -           (1,370)
                                                  -----------      -----------       ----------      -----------

INCOME BEFORE PROVISION FOR INCOME
   TAXES AND MINORITY INTEREST                         28,330            3,414           (1,402)          30,342
Income tax (provision) benefit                        (12,083)               -              583    E     (12,920)
                                                                                         (1,420)   F

Minority interest                                          (7)               -                -               (7)
                                                  -----------      -----------       ----------      -----------

INCOME FROM CONTINUING OPERATIONS                 $    16,240      $     3,414       $   (2,239)     $    17,415
                                                  ===========      ===========       ==========      ===========

BASIC EARNINGS PER SHARE:

   Income from continuing operations              $      0.87                                        $      0.94
                                                  ===========                                        ===========

   Weighted average common shares outstanding      18,589,976                                         18,589,976
                                                  ===========                                        ===========

DILUTED EARNINGS PER SHARE:

   Income from continuing operations              $      0.87                                        $      0.93
                                                  ===========                                        ===========

   Weighted average common shares outstanding      18,749,597                                         18,749,597
                                                  ===========                                        ===========

                        ManTech International Corporation
         Unaudited Pro Forma Condensed Consolidated Statement of Income
                 (Dollars in Thousands Except Per Share Amounts)

                                                       ManTech             Aegis
                                                    International        Research
                                                     Corporation        Corporation                                  Pro Forma
                                                     Six Months         Six Months                                  Six Months
                                                        Ended              Ended             Pro Forma                 Ended
                                                    June 30, 2002      June 30, 2002        Adjustments            June 30, 2002
                                                    -------------      -------------        -----------            -------------
REVENUES                                            $     227,302      $      27,539        $         -            $     254,841
COST OF SERVICES                                          185,890             22,369                  -                  208,259
                                                    -------------      -------------        -----------            -------------

     GROSS PROFIT                                          41,412              5,170                  -                   46,582

COSTS AND EXPENSES:
   General and administrative                              23,490              2,733                (57)      G           26,166
   Depreciation and amortization                            1,004                205                  -                    1,209
                                                    -------------      -------------        -----------            -------------

     Total costs and expenses                              24,494              2,938                (57)                  27,375
                                                    -------------      -------------        -----------            -------------

INCOME FROM OPERATIONS                                     16,918              2,232                 57                   19,207

Interest expense (income)                                     203                (58)               695                      840
Other income                                                 (522)                (7)                 -                     (529)
                                                    -------------      -------------        -----------            -------------

INCOME BEFORE PROVISION FOR INCOME
   TAXES AND MINORITY INTEREST                             17,237              2,297               (638)                  18,896
Income tax (provision) benefit                             (7,004)                 -                289       E           (7,694)
                                                                                                   (955)      F
                                                                                                    (24)      G
Minority interest                                              (3)                 -                  -                       (3)
                                                    -------------      -------------        -----------            -------------

INCOME FROM CONTINUING OPERATIONS                   $      10,230      $       2,297        $    (1,328)           $      11,199
                                                    =============      =============        ===========            =============

BASIC EARNINGS PER SHARE:

   Income from continuing operations                $        0.42                                                  $        0.46
                                                    =============                                                  =============

   Weighted average common shares outstanding          24,553,641                                                     24,553,641
                                                    =============                                                  =============

DILUTED EARNINGS PER SHARE:

   Income from continuing operations                $        0.41                                                  $        0.45
                                                    =============                                                  =============

   Weighted average common shares outstanding          24,838,112                                                     24,838,112
                                                    =============                                                  =============

                        ManTech International Corporation
    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Balance Sheets

A. Pro forma adjustment to give effect to the exclusion of cash and investments as these assets were distributed to shareholders prior to closing.

B. Pro forma adjustment to give effect to the cash purchase of Aegis Research Corporation for $69.3 million (including transaction costs), as if the acquisition occurred on June 30, 2002. The excess of the purchase price over the estimated fair value of assets and liabilities acquired will result in the recognition by the Company of $60.8 million in goodwill. Goodwill will not be amortized in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, but will be subject to annual impairment tests.

C. Pro forma adjustment to give effect to the exclusion of a shareholder note receivable and the related accrued interest as these assets were repaid prior to the closing.

D. Pro forma adjustment to give effect to the exclusion of deferred compensation assets and the related liability as these items were distributed to participants prior to the closing.

Statements of Income for the year ended December 31, 2001 and the six months ended June 30, 2002

E. Pro forma adjustment to reflect the elimination of interest income associated with the funds utilized by the Company to consummate the acquisition. The interest rate is estimated at 2.0% per annum based on the applicable rate of interest being earned on the invested cash as of the date of the transaction.

F. Pro forma adjustment to reflect the incremental provision for federal and state income taxes at a consolidated effective tax rate of 41.6% for both the year ended December 31, 2001 and the six months ended June 30, 2002. Prior to the acquisition, the acquired company was an S Corporation and all income, losses and tax credits flowed through to the individual shareholders.

G. Pro forma adjustment to eliminate acquisition-related expenses.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax in the Commonwealth of Virginia, on this 18th day of October, 2002.

                        MANTECH INTERNATIONAL CORPORATION


                                    /s/ George J. Pedersen
                                   ---------------------------------------------
                                   Name:   George J. Pedersen
                                   Title:  Chairman of the Board of Directors,
                                           Chief Executive Officer and President

                                   /s/ John A. Moore, Jr.
                                   ---------------------------------------------
                                   Name:   John A. Moore, Jr.
                                   Title:  Director, Executive Vice President
                                           and Chief Financial Officer